EXHIBIT 23.2

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

Northern Oil and Gas, Inc.

601 Carlson Pkwy - Suite 990

Minnetonka, Minnesota 55305

We hereby consent to the incorporation by reference into this Registration Statement on Form S-3 of Northern Oil and Gas, Inc. (the “Company”) of estimates of oil and gas reserves contained in our report dated, January 31, 2021, included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020, filed with the SEC on March 12, 2021, and to the incorporation by reference of such report into such Registration Statement. We hereby further consent to the reference to our firm under the heading “Experts” in such Registration Statement.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ W. Todd Brooker, P.E.

President

Austin, Texas

April 6, 2021